UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  07/12/2005

AEOLUS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50481

Delaware	56-1953785
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

P.O. Box 14287
79 T. W. Alexander Drive
4401 Research Commons, Suite 200
Research Triangle Park, North Carolina 27709
(Address of Principal Executive Offices, Including Zip Code)

919-558-8688
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On July 12, 2005, Aeolus Pharmaceuticals, Inc. ("Aeolus") amended the letter agreement with Richard P. Burgoon, Jr. to serve as Aeolus' Chief Executive Officer. Pursuant to the amended agreement, the stock option to purchase up to 250,000 shares of Aeolus common stock (the "Stock Option") previously provided to Mr. Burgoon were granted fully vested on July 12, 2005. The Stock Option has an exercise price of $1.00 per common share. Aeolus also awarded Mr. Burgoon a bonus in the amount of $64,850 and Mr. Burgoon has requested that this bonus be used to exercise a portion of the Stock Option to purchase 41,666 shares of the Aeolus common stock. Mr. Burgoon will also receive a quarterly bonus in the amount of $32,425 ("Quarterly Bonus") beginning in the quarter ended September 30, 2005 which Mr. Burgoon has agreed to use exclusively for the purchase of shares through the exercise of the Stock Option within five (5) business days of receipt of such Quarterly Bonus. The number of shares that can be purchased quarterly under this alternative is set at 20,833, and additional shares under the Stock Option can be purchased by Mr. Burgoon using his funds, coincident with or independent of this alternative. Any stock purchased as a result of the exercise of the Stock Option used with funds from the Quarterly Bonus shall be legally owned by Mr. Burgoon but shall be held in trust by the Company and not subject to sale by Mr. Burgoon until such time as Mr. Burgoon's position with the Company has ended, or unless otherwise agreed to by the Board.

In the event that there is a change of control of the Company while Mr. Burgoon is Chief Executive Officer (where greater than 50% of the voting stock of the Company is acquired by a third party), immediately at the change of control, the Company shall provide a one time bonus to Mr. Burgoon in the amount of $1.00 multiplied by any shares not yet exercised under the Stock Option with this amount being agreed by Mr. Burgoon to be used specifically for the purchase of any remaining shares under the Stock Option. In the event that Mr. Burgoon declines to obtain any such remaining shares, this one time bonus under the change of control scenario shall be null and void.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

AEOLUS PHARMACEUTICALS, INC.

Date: July 15, 2005.	By:	/s/ Michael P. McManus
Michael P. McManus
Chief Accounting Officer and Treasurer